EXHIBIT 11


                           MBIA INC. AND SUBSIDIARIES


            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)

                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                   JUNE 30                       JUNE 30
                                       ---------------------------    ---------------------------
                                            1997           1996            1997           1996
                                       ------------   ------------    ------------   ------------
Net income                                 $ 89,020       $ 79,737        $179,959       $157,362
                                       ============   ============    ============   ============

Fully diluted shares:

   Average number of common
       shares outstanding                    43,361         42,901          43,336         42,695

   Assumed exercise of dilutive
       stock options                            433            439             442            456
                                       ------------   ------------    ------------   ------------
                                             43,794         43,340          43,778         43,151
                                       ============   ============    ============   ============

Earnings per share assuming
   full dilution                              $2.03          $1.84           $4.11          $3.65
                                       ============   ============    ============   ============